INTERMEC DEFERRED COMPENSATION PLAN
ACTION AND AMENDMENT

The undersigned authorized officers of Intermec, Inc. take the following actions and make the following amendments to the Intermec Deferred Compensation Plan, As Amended and Restated as of January 1, 2008 (“Plan”), effective as stated below:

1.
Effective January 1, 2010 those highly compensated employees of Intermec, Inc. or Intermec Technologies Corporation whose total pay exceeds (or is expected to exceed in a coming year) the Internal Revenue service qualified plan compensation limit ($245,000 as of 2010) shall be eligible to participate in the Plan , including, without limitation, Rule of 70 Employees, who were previously excluded from participation.  Participation shall in all cases be subject to the Plan’s terms and administrative procedures regarding deferral elections and the allocation of matching contributions.

2.	Effective immediately, “Annual Cash Bonus” shall not include any special bonus paid to a Participant in lieu of a payment under an incentive plan whose performance factors were not met.

In all other respects, the terms of the Plan shall remain in full force and effect.

The foregoing actions are hereby taken on this 18th day of December, 2009.

Intermec, Inc.

By  /s/ Jeanne Lyon
      Jeanne Lyon
      Vice President, Human Resources

By  /s/ Frank McCallick
      Frank McCallick
      Vice President, Tax